EXHIBIT 10.1

AGREEMENT

This Agreement (the “Agreement”) is made and entered into as of May 4, 2004, by and between Senetek PLC, an English corporation with its corporate headquarters located at 620 Airpark Road, Napa, California 94558 (“Senetek”), and Valeant Pharmaceuticals International, a Delaware corporation with its corporate headquarters located at 3300 Hyland Avenue, Costa Mesa, California 92626 (“Valeant”).

The parties desire to collaborate in the development of a new cytokine compound for licensing to Valeant for its exclusive use in dermatological and skin care products in all classes of trade throughout the world. Accordingly, in consideration of the mutual promises, covenants and conditions set forth below, the parties agree as follows:

1. Accelerated Development of Zeatin or Another Proprietary Active Ingredient. Senetek shall promptly commence the accelerated pre-clinical animal and non-animal testing and human clinical trials of Zeatin (or another compound for which Senetek holds patent rights at least as extensive as the scope of the license referred to in Section 6, if pre-clinical testing Zeatin demonstrates an adverse toxicity profile or cosmetic effect that is statistically inferior to Kinetin’s generally). Except as otherwise agreed by the parties, the protocols, record keeping and reporting of such pre-clinical testing and clinical trials shall be consistent with those typically used in development of a cosmetic product. Such pre-clinical testing shall commence within thirty (30) days after the approval by the Operating Committee referred to in Section 3 of the proposed protocols for such testing and, to the extent consistent with good laboratory practices, applicable laws and regulations and the requirements of the investigational review board of the institution selected to conduct the clinical trials (“IRB”), such pre-clinical animal and non-animal testing shall be performed in parallel and not consecutively, with a view to completing the same and submitting the results for IRB review within four (4) months after the date of commencement of such testing.

2. Exclusive, Global License. Upon completion of the clinical trials referred to in Section 1 or at such earlier time as Valeant may specify, Senetek shall execute and deliver to Valeant a patent license for the proprietary active ingredient referred to in Section 1. Pursuant to such license, Valeant shall be granted exclusive rights to manufacture, market and sell dermatological products containing such ingredient in all channels of trade throughout the world for the full term of the related patents and any extensions or continuations thereof, and Valeant shall not be required to pay any up-front licensing or exclusivity fee in connection with such license. Such license shall include minimum net sales or minimum royalty covenants reflecting the scope of Valeant’s exclusivity thereunder and otherwise shall be upon all of the terms and conditions of the License Agreement between the parties dated as of August 1, 2003, as amended December 1, 2003.

3. Operating Committee. The parties shall form a seven-member Operating Committee to plan and coordinate the pre-clinical testing and clinical trials of the active ingredient referred to in Section 1, and such other business collaborations as the parties may assign to such Committee. Senetek shall appoint four members of such Committee and Valeant shall appoint three, provided that the parties may invite such additional scientific, regulatory, marketing and other technical advisors to participate in particular meetings or project groups of the Committee as they may agree. All material decisions of the Committee shall require the approval of both parties.

To evidence this Agreement, the parties have caused their duly authorized representatives to execute this Agreement as of the date first set forth above.

VALEANT PHARMACEUTICALS INTERNATIONAL

By:	/s/ W.P. WHEELER
Name:	W.P. Wheeler
Title:	President, North American Region Global Commercial Development

SENETEK PLC

By:	/s/ FRANK J MASSINO
Name:	Frank J Massino
Title:	Chairman and CEO

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